                                                                   Exhibit 10(D)

                     TRANSITIONAL POWER PURCHASE AGREEMENT


                                BY AND BETWEEN



                             NEVADA POWER COMPANY


                                      AND


                                AES MOHAVE, LLC




DATED:  May 10, 2000



ASSET BUNDLE:  MOHAVE

                               TABLE OF CONTENTS


Section                                                                  Page
-------                                                                  ----
 1.  DEFINITIONS.......................................................     1
 2.  TERM..............................................................     5
 3.  SECURITY..........................................................     5
 4.  SUPPLY SERVICE....................................................     7
 5.  NOTIFICATION AND LOAD FORECASTING.................................    10
 6.  PRICING OF ENERGY.................................................    12
 7.  INVOICING AND PAYMENTS............................................    13
 8.  REGULATORY APPROVALS..............................................    15
 9.  COMPLIANCE........................................................    15
10.  INDEMNIFICATION...................................................    11
11.  LIMITATION OF LIABILITY...........................................    17
12.  INSURANCE.........................................................    18
13.  FORCE MAJEURE.....................................................    19
14.  DISPUTES..........................................................    20
15.  NATURE OF OBLIGATIONS.............................................    22
16.  SUCCESSORS AND ASSIGNS............................................    23
17.  REPRESENTATIONS...................................................    24
18.  DEFAULT AND REMEDIES..............................................    24
19.  FACILITY ADDITIONS AND MODIFICATIONS..............................    25
20.  COORDINATION......................................................    26
21.  EMERGENCY CONDITION RESPONSE......................................    26
22.  OUTAGE SCHEDULING.................................................    26
23.  REPORTS...........................................................    27
24.  COMMUNICATIONS....................................................    27
25.  NOTICES...........................................................    28
26.  MERGER............................................................    28
27.  HEADINGS..........................................................    29
28.  COUNTERPARTS AND INTERPRETATION...................................    29
29.  SEVERABILITY......................................................    29
30.  WAIVERS...........................................................    29
31.  AMENDMENTS........................................................    30
32.  TIME IS OF THE ESSENCE............................................    30
33.  APPROVALS.........................................................    30
34.  PLR SERVICE.......................................................    31


Exhibits                                                               Page
--------                                                               ----

EXHIBIT  A  ASSET BUNDLE CAPACITIES..................................   A-1
EXHIBIT  B  PRICE FLOOR OF ENERGY AND PRICE CEILING OF ENERGY,.......   B-1
EXHIBIT  C  EXAMPLE OF SUPPLIER'S MONTHLY INVOICE....................   C-1
EXHIBIT  D  EXAMPLE OF BUYER'S INVOICE OF REPLACEMENT COSTS..........   D-1
EXHIBIT  E  EXAMPLE OF YEAR-END TRUE-UP INVOICE......................   E-1
EXHIBIT  F  NOTICES, BILLING AND PAYMENT INSTRUCTIONS................   F-1
EXHIBIT  G  FORM OF AVAILABILITY NOTICE..............................   G-1
EXHIBIT  H  BUYER'S WHOLESALE SALES CONTRACTS AT THE EFFECTIVE DATE..   H-1

EXHIBIT  I  FORM OF GUARANTEE........................................   I-1

                     TRANSITIONAL POWER PURCHASE AGREEMENT

This Agreement is made and entered into as of May 10, 2000 by and between Nevada Power Company, a Nevada corporation ("Buyer"), and AES Mohave, LLC, a Delaware limited liability company (the "Supplier"). Buyer and Supplier are referred to individually as a "Party" and collectively as the "Parties."

                                  WITNESSETH:

WHEREAS, Buyer is selling its undivided interest in the Mohave generating station and other assets associated therewith to Supplier or an affiliate thereof (the "Asset Sale");

WHEREAS, notwithstanding the Asset Sale, Buyer expects that it will be designated by the Public Utility Commission of Nevada ("PUCN") as the Provider of Last Resort ("PLR") for its Nevada retail electric customers who are unable to obtain electric service from an alternative seller or who fail to select an alternative seller. The load required to serve such customers, plus the customers under those wholesale sales agreements existing at the Effective Date and specifically identified in Exhibit H, is referred to herein as Buyer's Transitional Resource Requirement; and

WHEREAS, as a result of the Asset Sale, Buyer will no longer have its interest in the Mohave generating station as a source of supply for its Transitional Resource Requirement; and

WHEREAS, Supplier has or is willing to secure the necessary resources to provide a portion of Buyer's Transitional Resource Requirement; and

WHEREAS, Buyer desires to purchase from Supplier and Supplier desires to sell Energy under contract to Buyer; and

NOW, THEREFORE, in consideration of the mutual covenants, representations and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

1.   DEFINITIONS

     1.1  Format.
          ------

          1.1.1 References to Articles and Sections herein are cross-references to Articles and Sections, respectively, in this Agreement, unless otherwise stated.

          1.1.2 Any parts of this Agreement which are incorporated by reference shall have the same meaning as if set forth in full text herein.

     1.2  Definitions.  As used in this Agreement, the following terms shall
          -----------
          have the meanings set forth below:

          1.2.1  "Agreement" means this Agreement together with the Exhibits
                  ---------
                 attached hereto, as such may be amended from time to time.

1.2.2     "Asset Bundle" means a fourteen percent undivided interest in the
           ------------
          Mohave generating station and other assets associated therewith pursuant to the terms of the Asset Sale Agreement.

1.2.3     "Asset Bundle Capacity" means, with respect to each unit listed in
           ---------------------
          Exhibit A, fourteen percent of the net generating capacity (in megawatts ("MW")) of such unit (such net generating capacity currently being 790 MW per unit), as modified from time to time in accordance with Section 5.1 or Section 22, and not to exceed at any time the net capacity for each unit listed in Exhibit A. Asset Bundle Capacity shall also mean, as the context requires, the Energy (in megawatt-hours ("MWh")) which the units would be capable of generating if they operated at the capacity level described in the first sentence of this
          Section 1.2.3.

1.2.4     "Asset Sale Agreement" means the Agreement between Buyer and Supplier
           --------------------
          or Supplier's affiliate dated as of May 10, 2000, to purchase Buyer's undivided interest in the Mohave generating station.

1.2.5     "Asset Sale" has the meaning set forth in the Recitals.
           ----------

1.2.6     "Asset Sale Closing" means the transfer of Buyer's ownership of its
           ------------------
          undivided interest in the Mohave generating station and other assets associated therewith through the consummation of the Asset Sale pursuant to the terms of the Asset Sale Agreement.

1.2.7     "Availability Notice" means a notice delivered from time to time by
           -------------------
          Supplier to Buyer pursuant to Section 5.1 notifying Buyer of changes in the availability of the Asset Bundle.

1.2.8     "Business Day" means any day other than Saturday, Sunday, and any day
           ------------
          that is an observed holiday by Buyer.

1.2.9     "Contract Year" means, with respect to the first Contract Year, the
           -------------
          period beginning on the Effective Date and, with respect to each subsequent Contract Year, the period beginning at the end of the preceding Contract Year, and in each case ending on the earlier of the date which is 12 months thereafter or the termination date of this Agreement.

1.2.10    "Control Area" has the meaning set forth in the OATT.
           ------------

1.2.11    "Control Area Operator" means an entity or organization, and its
           ---------------------
          representatives, which is responsible for operating and maintaining the reliability of the electric power system(s) within the Control Area.

1.2.12    "Credit Amount" means $50,000,000.
           -------------

1.2.13    "Delivered Amount" means, with respect to any Dispatch Hour, the
           ----------------
          Energy delivered by Supplier to Buyer at the designated Point(s) of

          Delivery during such Dispatch Hour, whether or not such Energy was generated by the Asset Bundle, plus any additional amounts pursuant to
          Section 4.1.2.

1.2.14    "Dispatch Hour" means the prescribed hour when Energy is to be
           -------------
          delivered by Supplier to Buyer at the designated Point(s) of Delivery.

1.2.15    "Effective Date" means the earlier to occur of (a) the date of the
           --------------
          Asset Sale Closing or (b) the Effective Date pursuant to Section 10.3(a)(i) of the Asset Sale Agreement.

1.2.16    "EDU" means electric distribution utility, the organization with the
           ---
          responsibility for the distribution of energy over Buyer's distribution system to retail end-users.

1.2.17    "Energy" means electricity (measured in MWh) to be provided by
           ------
          Supplier to Buyer pursuant to this Agreement

1.2.18    "Event of Default" has the meaning set forth in Section 18 hereof.
           ----------------

1.2.19    "FERC" means the Federal Energy Regulatory Commission and any
           ----
          successor agency thereto.

1.2.20    "Force Majeure" has the meaning set forth in Section 13 hereof.
           -------------

1.2.21    "GAAP" means United States generally accepted accounting principles.
           ----

1.2.22    "Good Utility Practice" means any of the applicable practices, methods
           ---------------------
          and acts required by any Governmental Authority having jurisdiction or applicable regional or national reliability council, including NERC, or WSCC, or any successor entity, whether or not the Party whose conduct is at issue is a member thereof, and otherwise engaged in or approved by a significant portion of the United States electric utility industry during the relevant time period, which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with law, regulation, good business practices, reliability, safety, environmental protection, economy and expediency. Good Utility Practice is not intended to be limited to the optimum practice, method, or act to the exclusion of all others, but rather to practices, methods, or acts generally accepted in the United States electric utility industry.

1.2.23    "Governmental Authority" means any foreign, federal, state, local or
           ----------------------
          other governmental, regulatory or administrative agency, court, commission, department, board, or other governmental subdivision, legislature, rulemaking board, tribunal, arbitrating body, or other governmental authority having jurisdiction over matters contained in this Agreement.

1.2.24    "Guarantor" has the meaning set forth in Section 3.1.2 hereof.
           ---------

1.2.25    "ISA" means the Mountain West Independent System Administrator, the
           ---
          regional transmission organization authorized with the responsibility for the scheduling and administration of energy and ancillary services over, through and within the Transmission System in coordination with other interconnected entities to provide transmission services. The ISA is also referred to as transmission administrator or transmission operator.

1.2.26    "Law" means any law, treaty, code, rule, regulation, order,
           ---
          determination, permit, certificate, authorization, or approval of an arbitrator, court or other Governmental Authority which is binding on a Party or any of its property.

1.2.27    "Minimum Investment Grade Rating" of a Person means that such Person
           -------------------------------
          has a minimum credit rating on its senior unsecured debt securities of at least two of the following ratings: (i) BBB- as determined by Standard & Poor's Corporation, (ii) Baa3 as determined by Moody's Investors Service, Inc., or (iii) a comparable rating by another nationally recognized rating service reasonably acceptable to Buyer.

1.2.28    "Minimum Tangible Net Worth" means the total book value of
           --------------------------
          shareholder's equity less the balance of goodwill, as reported on the latest quarterly balance sheet prepared in accordance with generally accepted accounting principles (GAAP).

1.2.29    "NERC" means the North American Electric Reliability Council and any
           ----
          successor entity thereto.

1.2.30    "OATT" means Buyer's then-effective Open Access Transmission Tariff,
           ----
          or its successor, which has been accepted for filing by the FERC.

1.2.31    "Party" has the meaning set forth in the first paragraph of this
           -----
          Agreement.

1.2.32    "Permitted Deratings" means those reductions to the Asset Bundle
           -------------------
          Capacity of which Supplier may notify Buyer from time to time in an Availability Notice pursuant to Section 5.1.

1.2.33    "Person" means any individual, partnership, limited liability company,
           ------
          joint venture, corporation, trust, unincorporated organization or governmental entity or any department or agency thereof.

1.2.34    "Point of Delivery" means the 500kV bus in the Mohave 500kV
           -----------------
          switchyard, as well as any alternative locations agreed upon pursuant to Section 4.1.4.

1.2.35    "Price Ceiling of Energy" means the ceiling price of Energy as shown
           -----------------------
          in Exhibit B.

          1.2.36    "Price Floor of Energy" means the floor price of Energy as
                     ---------------------
                    stated in Exhibit B.

          1.2.37    "Replacement Costs" means with respect to a period of time,
                     -----------------
                    the difference between (a) the actual costs, including without limitation related penalties and transmission costs, reasonably incurred by Buyer to replace any shortfall between (1) the Asset Bundle Capacity and (2) the Delivered Amounts during such period and (b) the payments the Supplier would have been entitled to in respect of such shortfall in delivery, taking into account the annual true-up mechanism set forth in Section 7.5 and any other payment adjustments provided for hereunder; provided, however, that to the extent Buyer does not buy Energy to make up any shortfall prior to real time, and relies on imbalance energy to make up such a shortfall, Replacement Costs shall not be paid to the extent Buyer's need to replace the shortfall was mitigated by reductions in the TRR for such Dispatch Hour.

          1.2.38    "Transitional Resource Requirement" or "TRR" means the
                     ---------------------------------
                    Energy and loss compensation necessary for Buyer to meet its obligations as a Provider of Last Resort (PLR) for Nevada and under those wholesale sales agreements existing at the Effective Date and specifically identified in Exhibit H.

          1.2.39    "Transmission System" means the facilities owned,
                     -------------------
                    controlled, or operated by Buyer that are used to provide transmission service under the OATT.

          1.2.40    "WSCC" means the Western Systems Coordinating Council and
                     ----
                    any successor entity thereto.


2.   TERM

     2.1  Term.  Unless terminated earlier pursuant to the terms of this
          ----
          Agreement, the term of this Agreement shall commence on the Effective Date and continue until the earlier of the effective date of an order by a Governmental Authority terminating Buyer's PLR responsibility, or March 1, 2003. Supplier shall provide service under this Agreement commencing on the first hour on the day after the Effective Date.

     2.2  Termination.
          -----------

          2.2.1 Except pursuant to Section 2.2.2 or an uncured Event of Default by Buyer, this Agreement may not be terminated without the explicit prior written approval of Buyer.

          2.2.2 If, prior to the Asset Sale Closing, the FERC or any other Governmental Authority places conditions on or requires revisions of this Agreement which have a material adverse effect on Supplier or Buyer, the Parties agree to negotiate in good faith amendments to the Agreement to preserve the bargain between the Parties. If the Parties fail to negotiate mutually acceptable amendments to this Agreement within sixty days of such action by the FERC or other Governmental Authority, either Party may terminate the Agreement after first notifying the other Party in writing; provided that neither Party may exercise a right of termination pursuant to this Section 2.2.2 after the Asset Sale Closing.

          2.2.3 This Agreement may be terminated with the mutual agreement of the Parties.

     2.3  Effect of Termination.
          ----------------------

          2.3.1 Any default or termination of this Agreement shall not release either Party from any applicable provisions of this Agreement with respect to:

                    2.3.1.1 Indemnity obligations contained in Section 10, to the extent of the statute of limitations period applicable to any third party claim.

                    2.3.1.2   Limitation of Liability provisions contained in
                              Section 11.

                    2.3.1.3 Payment of any unpaid amounts in respect of obligations arising prior to or resulting from termination.

                    2.3.1.4 For a period of one year after the termination date, the right to raise a payment dispute and the resolution thereof pursuant to Section 14.

                    2.3.1.5 The resolution of any dispute submitted pursuant to Section 14 prior to, or resulting from, termination.

3.   SECURITY

     3.1  Supplier Certification; Guarantee.  As a condition of Buyer's
          ---------------------------------
          execution of this Agreement, Supplier shall at Supplier's option comply with at least one of the following provisions:

          3.1.1     Supplier Certification.  Supplier shall (a) provide a
                    ----------------------
                    certificate from a duly authorized corporate officer of Supplier certifying that, as of the Effective Date, Supplier has a credit rating equal to or higher than the Minimum Investment Grade Rating; or (b) post a letter of credit in a form reasonably acceptable to Buyer in the amount of the Credit Amount from a financial institution with a credit rating of A2 or better from Moody's Investors Service, Inc. and A or better from Standard & Poor's Corporation and a Minimum Tangible Net Worth ("MTNW") of $1 billion.

          3.1.2     Guarantee.  In the alternative, the Supplier may provide a
                    ---------
                    corporate guarantee, in form and substance as set forth in
                    Exhibit I, made by an entity (the "Guarantor") that:

                         (a) has a credit rating equal to or higher than the Minimum Investment Grade Rating, together with a certificate from a duly authorized corporate officer of such Guarantor certifying that, as of the Effective Date, such Guarantor has a credit rating equal to or higher than the Minimum Investment Grade Rating; or

                         (b) has a MTNW of no less than $500 million, together with a certificate from a duly authorized corporate officer of such Guarantor certifying that, as of the Effective Date, such Guarantor has a MTNW of no less than $500 million; or

                         (c) posts a letter of credit in a form reasonably acceptable to Buyer in the amount of the Credit Amount from a financial institution with a credit rating of A2/A or better and a minimum tangible net worth of $1 billion.

                    The aggregate liability of the Guarantor under the corporate guarantee shall not exceed the Credit Amount.

     3.2  Compliance.
          ----------

          3.2.1 Reporting. If at any time during the term of this Agreement, Standard & Poor's Corporation, Moody's Investors Service, Inc. or another nationally recognized firm downgrades the credit rating of Supplier or the Guarantor, as applicable, then Supplier shall provide Buyer with written notice of such change of circumstance within two (2) Business Days of any such change. In the event such a downgrade also constitutes an Event of Default pursuant to Section 18, the requirements of this Section are in addition to, and not in lieu of, the requirements of Section 18.

4.   SUPPLY SERVICE

     4.1  Obligations of the Parties.
          --------------------------

          4.1.1     Asset Bundle Capacity. Subject to the terms of Section
                    ---------------------
                    4.1.3, Supplier shall be required to provide in any Dispatch Hour the Asset Bundle Capacity.

                    4.1.1.1 Supplier shall be entitled to generate or otherwise procure the Asset Bundle Capacity from any source, including either or both of the units of the Asset Bundle or from sources other than the Asset Bundle.

                    4.1.1.2 Supplier shall deliver the Asset Bundle Capacity to Buyer during the Dispatch Hour on a continuous basis at the Point(s) of Delivery and shall schedule the Delivered Amount in accordance with the applicable transmission scheduling procedures.

          4.1.2     Buyer's Obligation to Take. If Buyer is unable or unwilling
                    --------------------------
                    to take the Asset Bundle Capacity in any Dispatch Hour, the difference (in MWh) between the Asset Bundle Capacity and Buyer's actual take in such Dispatch Hour shall be treated as if it were a part of the Delivered Amount for such Dispatch Hour. Buyer shall give notice to Supplier as soon as reasonably practicable if it is unable or unwilling to take delivery of the full Asset Bundle Capacity in any Dispatch Hour.

          4.1.3     Supplier Rights to Output. Supplier may sell to others any
                    -------------------------
                    portion of the Asset Bundle Capacity which Buyer is unwilling or unable to take.

          4.1.4     Point(s) of Delivery. Supplier shall deliver, and Buyer
                    --------------------
                    shall take delivery of, the Delivered Amount at the Point(s) of Delivery. Subject to Section 4.1.5.2, Supplier shall be responsible for all costs associated with delivery of the Delivered Amount to the Point(s) of Delivery.

          4.1.5     Alternative Points of Delivery. For any Dispatch Hour,
                    ------------------------------
                    either Party may designate one or more alternative Points of Delivery, subject to the other Party's approval, such approval not to be unreasonably withheld or delayed.

                    4.1.5.1 If Supplier has designated an alternative Point of Delivery, Supplier shall be responsible for all costs of delivery to such alternative Point of Delivery.

                    4.1.5.2 If Buyer has designated an alternative Point of Delivery, Buyer shall be responsible for all costs of delivery to such alternative Point of Delivery.

          4.1.6     Fuel.  Buyer shall have no responsibility for any fuel
                    ----
                    procurement or fuel transportation associated with the Asset Bundle during the term of this Agreement.

          4.1.7     Resale.  Buyer shall not resell the Delivered Amount except
                    ------
                    as necessary to satisfy Buyer's TRR or to maintain reliability.

          4.1.8     Right to Review. Buyer and Supplier each shall have the
                    ---------------
                    right to review during normal business hours the relevant books and records of the other Party to confirm the accuracy of such as it pertains to transactions under this Agreement. The review shall be consistent with standard business practices and shall follow reasonable notice to the other Party. Reasonable notice for a review of the previous month's records shall be at least a twenty-four (24) hour period from one Business Day to a subsequent Business Day. Notice to request a review of other than the previous month's records, shall be provided with a minimum of seven (7) calendar days written notice by the requesting Party, which notice shall specify the period to be covered by the review. The Party providing records can make reasonable requests that the receiving Party keep the records confidential, and the receiving Party shall take reasonable steps to accommodate such requests.

          4.1.9     Transmission Outages.  Supplier shall not be obligated to
                    --------------------
                    deliver the Asset Bundle Capacity, and no liquidated damages shall become due, if the Transmission System outages render the Transmission System incapable of receiving the Asset Bundle Capacity at the specified Point(s) of Delivery, provided that in such event Supplier must deliver Energy up to the capability of the Transmission System to receive such Energy.

     4.2  Liquidated Damages.
          ------------------

          4.2.1 The liquidated damages payment provisions are an integral part of this Agreement and form a portion of the consideration for the execution and for any breach of this Agreement.

          4.2.2 If the Delivered Amount is less than the Asset Bundle Capacity in any Dispatch Hour during a month, and Replacement Costs computed in respect of such month are greater than zero, then Supplier shall reimburse Buyer for such Replacement Costs. An example of the methodology used to calculate Replacement Costs is provided in Exhibit D. Supplier's obligation to make payments under this section is conditioned on Buyer's fulfillment of its obligation to take reasonable steps to mitigate its Replacement Costs consistent with Good Utility Practice.

          4.2.3 The Parties recognize and agree that the payment of such amounts by Supplier is an appropriate remedy in the event of such a failure and that any such payment does not constitute a forfeiture or penalty of any kind, but rather constitutes actual costs to Buyer under the terms of this Agreement.

     4.3  Supplier Operating Representative.  Supplier shall provide and
          ---------------------------------
          maintain a twenty-four (24) hour seven (7) day per week communication link with Buyer's control center and with Buyer's schedulers. Supplier's operating representatives shall be available to address and make decisions on all operational matters under this Agreement on a twenty-four (24) hour seven (7) day per week basis.

5.   NOTIFICATION AND LOAD FORECASTING

     5.1  Availability Notification.
          -------------------------

          5.1.1 No later than 5:00 a.m. (Pacific Time) of each day, Supplier shall deliver to Buyer an Availability Notice in the form set forth in Exhibit G.

               5.1.1.1 Availability Notices shall provide, for the 96-hour period starting at 6:00 a.m. (Pacific Time) that day, Supplier's hourly projection of the unavailability or derating ("Derating") of the Asset Bundle compared to the Asset Bundle Capacity figures stated for each unit in Exhibit A.

     5.1.2     Each Availability Notice also shall contain, as applicable:

                    (a)  the units which are subject to the Derating;
                    (b)  the magnitude of the Derating;
                    (c) the hours during which the Derating is expected to apply;
                    (d)  the cause of the Derating;
                    (e) the extent, if any, to which the Derating is attributable to a Permitted Derating; and
                    (f) the projected Asset Bundle Capacity for each unit during the period covered by the Availability Notice, pursuant to Section 5.1.5 below.

     5.1.3 Supplier may at any time verbally (with subsequent written confirmation) notify Buyer of any changes to an Availability Notice. Such changes shall be effective for the hours designated in such verbal notice, beginning upon issuance of the notice.

     5.1.4 If and to the extent a Derating is the result of one or more of the following causes, it shall be a Permitted Derating:

               (a)  approved planned outages pursuant to Section 22;
               (b)  Transmission System outages as described in Section 4.1.9;
               (c) response to an emergency condition as described in Section 21.1;
               (d) subject to the limitations expressed in Section 13.5, a Force Majeure event;
               (e) compliance with constraints on flue gas emissions applicable to the Asset Bundle, provided, however, that to the extent such constraints can be avoided or mitigated through purchasing emission allowances on commercially reasonable terms or other commercially reasonable economic measures short of installing new equipment or retrofitting existing equipment, these constraints shall not be Permitted Deratings; and
               (f) equipment limitations due to ambient conditions which differ from ISO conditions.

     5.1.5 In respect of any hour, the Asset Bundle Capacity of each unit shall be the Asset Bundle Capacity figure stated in Exhibit A minus any Permitted Derating applicable during such hour.

               5.1.6 For the avoidance of doubt, the Asset Bundle Capacity shall not be affected by Deratings which are not Permitted Deratings.

               5.1.7 In determining whether to declare a Permitted Derating that does not involve a planned outage, Supplier shall take account of operational considerations regarding the items listed in Section 5.1.4 and shall not vary its considerations to reflect different market conditions.


6.   PRICING OF ENERGY

     6.1  Overview.  The price of Energy paid by Buyer to Supplier shall be
          --------
          based upon a designated hourly market price, subject to monthly floor and ceiling provisions. The Price Floor of Energy will ensure that Supplier will receive an average price for Energy for each month which is not less than the price stated in Exhibit B. The Price Ceiling of Energy provision provides that the average price of Energy paid to Supplier each month and for each year shall not exceed the price stated in Exhibit B.

     6.2  Price of Energy.
          ---------------

          6.2.1     Market Price of Energy. In respect of any Dispatch Hour, the
                    ----------------------
                    designated market price of Energy shall be the unconstrained hourly market-clearing price in the day-ahead market from the California Power Exchange (CALPX) as published at the following Web Site
                    http://www.calpx.com/prices/index_prices_dayahead_trading.
                    ---------------------------------------------------------
                    html, or its successor web site name. Should such hourly
                    ----
                    market in the day-ahead market not exist for the entire term, the Parties shall agree upon a similar market price index.

          6.2.2.    Price Floor of Energy. The Price Floor of Energy is stated
                    ---------------------
                    in Exhibit B and shall not change during the term of this Agreement.

          6.2.3     Price Ceiling of Energy. The Price Ceiling of Energy is
                    -----------------------
                    stated in Exhibit B and shall not change during the term of this Agreement.

     6.3  Price Revisions.  The Parties waive any and all rights to seek to
          ---------------
          revise the provisions of this Agreement, including the prices stated, pursuant to Sections 205 and/or 206 of the Federal Power Act.

7.   INVOICING AND PAYMENTS

     7.1  Invoicing and Payment. On or before the 10th day of each month,
          ---------------------
          Supplier shall send to Buyer an invoice setting forth the Asset Bundle Capacity, Delivered Amount and market price pursuant to Section 6.2.1 for each Dispatch Hour in the previous month, and the total due from Buyer. The invoice shall be calculated based upon data available to Supplier and shall be in accordance with this Section 7 and Exhibit C. Buyer shall promptly notify Supplier if Buyer in good faith disputes any portion of the invoice, stating in reasonable detail the reason for the dispute.

     7.2  Monthly Invoice Calculation. On each monthly invoice, Supplier shall
          ---------------------------
          calculate the following amounts:

          7.2.1 The Delivered Amount in respect of each Dispatch Hour multiplied by the corresponding market price of Energy pursuant to Section 6.2.1, summed over the billing period;

          7.2.2 Sum of the Delivered Amounts in respect of all Dispatch Hours of the billing period multiplied by the Price Ceiling of Energy;

          7.2.3 Sum of the Delivered Amounts in respect of all Dispatch Hours of the billing period multiplied by the Price Floor of Energy; and

          7.2.4 For each Dispatch Hour of the billing period, the shortfall, if any, between the Asset Bundle Capacity and the Delivered Amount.

     7.3  Supplier's Invoice.  Supplier will invoice the lesser of the amounts
          ------------------
          calculated in Sections 7.2.1 and 7.2.2 provided that if the amount calculated in Section 7.2.1 is less than the amount calculated in
          Section 7.2.3, Supplier shall invoice Buyer the amount calculated in
          Section 7.2.3. Examples of this monthly invoice calculation (and annual true-up process) are contained in Exhibit C.

     7.4  Buyer's Invoice. In the event any shortfall occurs pursuant to Section
          ---------------
          7.2.4, Buyer shall within 10 days of receipt of Supplier's invoice deliver to Supplier a Buyer's invoice detailing any Replacement Costs due. Buyer shall provide supporting data in reasonable detail to support its calculations of Replacement Costs. Supplier shall promptly notify Buyer if Supplier in good faith disputes any portion of the invoice, stating in reasonable detail the reason for the dispute. If the Buyer's invoice results in an amount due from Supplier to Buyer, Buyer may offset such amount from its payment of Supplier's corresponding invoice.

     7.5  Annual True-Up Mechanism.
          ------------------------

          7.5.1 The annual true-up mechanism will provide adjustments among the Parties with respect to each Contract Year in the following scenarios:

                    (a) If (i) the Price Ceiling of Energy multiplied by the hourly Delivered Amount of Energy summed over the Contract Year is less than or equal to (ii) the market price of Energy for each hour pursuant to Section 6.2.1 multiplied by the Delivered Amount of Energy for each hour during the Contract Year, Buyer shall pay to Supplier the greater of (A) zero; and (B) the difference in the dollar amount between (x) the Price Ceiling of Energy multiplied by the hourly Delivered Amount of Energy summed over the Contract Year and (y) the amounts invoiced by Supplier for Energy pursuant to
                         Section 7.3 summed over the Contract Year; or

                    (b) If (i) the Price Ceiling of Energy multiplied by the hourly Delivered Amount of Energy summed over the Contract Year is greater than (ii) the market price of Energy for each hour pursuant to Section 6.2.1 multiplied by the Delivered Amount of Energy for each hour during the Contract Year, Buyer shall pay to Supplier the greater of (A) zero; and (B) the difference in the dollar amount between (x) the market price of Energy for each hour multiplied by the hourly Delivered Amount of Energy summed over the Contract Year and (y) the amounts invoiced by Supplier for Energy pursuant to
                         Section 7.3 summed over the Contract Year.

          7.5.2     Supplier shall also perform the calculations set forth in
                    Section 7.5.1 using the hourly Asset Bundle Capacity in place of the hourly Delivered Amount of Energy. Supplier shall include in the true-up invoice an amount equal to the lesser of (a) the difference between the amount calculated pursuant to the first sentence of this Section 7.5.2. and the amount calculated pursuant to Section 7.5.1.and (b) the sum of all Replacement Costs incurred during the Contract Year.

          7.5.3 True-up adjustments will be calculated by Supplier within twenty days after each Contract Year. Examples of the true-up calculations and invoice form are set forth in Exhibit E. Interest shall be calculated pursuant to 18 CFR Section 35.19a and shall be included in the true-up invoice. Invoices for true-up adjustments shall be submitted by Supplier within thirty (30) days after the end of the Contract Year. Payments for such invoices shall be due from Buyer twenty (20) days from receipt of the true-up invoice. invoice.

     7.6  Invoice Disagreements.  Should there be a good faith dispute over any
          ---------------------
          invoice, the Parties shall promptly seek resolution pursuant to
          Section 14. Pending resolution of the invoice dispute, payment shall be made or offsets or credits taken, as applicable, based upon the undisputed portion of the invoice.

     7.7  Adjustments.  Upon resolution of the dispute, the prevailing Party
          -----------
          shall be entitled to receive the disputed amount, as finally determined to be payable along with interest (calculated pursuant to 18 CFR Section 35.19a) through the date of payment. No invoice (or payment covered thereby) shall be subject to adjustment unless notice or request for adjustment is given within one (1) year of the date payment thereunder was due.

     7.8  Method of Payment.  Subject to Sections 7.6 and 7.7, Buyer shall remit
          ------------------
          all amounts due by wire or electronic fund transfer, pursuant to Supplier's invoice instructions, no later than twenty days after receipt of the invoice.

     7.9  Overdue Payments.  Overdue payments shall bear interest from and
          ----------------
          including, the due date to the date of payment on the unpaid portion calculated pursuant to 18 CFR Section 35.19a.

     7.10 Buyer Right to Offset.  Buyer shall have the right to offset any
          ----------------------
          amounts Supplier owes to Buyer, including Replacement Costs (except for such amounts disputed in good faith by Supplier), against the amounts owed by Buyer to Supplier.

     7.11 Taxes.  Each Party shall pay ad valorem and other taxes attributed to
          -----
          its facilities and services provided. Supplier shall not include any taxes of any kind in its invoices to Buyer. The prices of Energy shall not change during the term of this Agreement as a result of any changes in local, state or federal taxes, fees or levies.

     7.12 Late Invoices.  If either Party submits an invoice outside of the time
          -------------
          deadlines set forth herein, that Party shall not forfeit its rights to collect the amounts due thereunder, provided that such invoice is no more than six (6) months late, and provided that changes to invoices remain subject to the deadline in Section 7.7

8.   REGULATORY APPROVALS

     8.1 This Agreement will be filed with the FERC and any other appropriate regulatory agencies by the appropriate Party as may be required.

9.   COMPLIANCE

     9.1 Each Party shall comply with all relevant Laws and shall, at its sole expense, maintain in full force and effect all relevant permits, authorizations, licenses, and other authorizations material to the maintenance of facilities and the performance of obligations under this Agreement.

     9.2 Each Party and its representatives shall comply with all relevant requirements of any authorized Control Area Operator, ISA and/or EDU to ensure the safety of its employees and the public, and to ensure electric system reliability and integrity, material to the performance of this Agreement.

     9.3 Buyer and Supplier shall perform or cause to be performed, their obligations under this Agreement in all material respects in accordance with Good Utility Practices.


10.  INDEMNIFICATION

     10.1 Supplier shall indemnify Buyer for failure to maintain insurance requirements pursuant to Section 12.

     10.2 To the fullest extent permitted by law, a Party to this Agreement ("the Indemnifying Party") shall indemnify, defend and hold harmless the other Party, its parent, affiliates, and successors and agents (each an "Indemnified Party") from and against any and all claims, demands, suits, obligations, payments, liabilities, costs, judgments, damages, losses or expenses asserted by third parties against an Indemnified Party and arising out of, relating to, or resulting from the Indemnifying Party's breach of, or the negligent performance of its obligations under this Agreement.

          10.2.1 Such indemnity shall also extend to actual courts costs, attorneys' fees, expenses and other liabilities incurred in the defense of any claim, action or proceeding, including negotiation, settlement, defense and appeals, to which this indemnification obligation applies. In furtherance of the foregoing indemnification and not by way of limitation thereof, the Indemnifying Party hereby waives any defense it otherwise might have against the Indemnified Party under applicable workers' compensation laws.

          10.2.2 In claims against any Indemnified Party by an agent of the Indemnifying Party, or anyone directly or indirectly employed by them or anyone for whose acts they may be liable, the indemnification obligation under Section 10.2.1 shall not be limited by a limitation on amount or type of damages, compensation or benefits payable by or for the Indemnifying Party or a subcontractor under workers' or workmen's compensation acts, disability benefit acts or other employee benefit acts.

          10.2.3 Such indemnity shall also extend to all costs and expenses incurred by the Indemnified Party in any action or proceeding to enforce the provisions of this Agreement, but only if and to the extent the Indemnified Party prevails in such action or proceeding.

          10.2.4. Such indemnity obligations shall not be construed to negate, abridge or reduce other rights or obligations or indemnity which would otherwise exist at law or equity. The obligations contained herein shall survive any termination, cancellation, or suspension of this Agreement to the extent of the statute of limitations period applicable to any third party claim.

     10.3 Indemnification Procedures:
          --------------------------

          10.3.1 Any Party seeking indemnification under this Agreement shall give the other Party notice of such claim promptly but in any event on or before thirty (30) days after the Party's actual knowledge of such claim or action. Such notice shall describe the claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the claim that has been, or may be sustained by, said Party. To the extent that the other Party will have been actually and materially prejudiced as a result of the failure to provide such notice, such notice will be a condition precedent to any liability of the other Party under the provisions for indemnification contained in this Agreement.

          10.3.2 In any action or proceeding brought against an Indemnified Party by reason of any claim indemnifiable hereunder, the Indemnifying Party may, at its sole option, elect to assume the defense at the Indemnifying Party's expense, and shall have the right to control the defense thereof and to determine the settlement or compromise of any such action or proceeding. Notwithstanding the foregoing, an Indemnified Party shall in all cases be entitled to control its defense in any action if it:

                    (i) may result in injunctions or other equitable remedies in respect of the Indemnified Party which would affect its business or operations in any materially adverse manner;

                    (ii) may result in material liabilities which may not be fully indemnified hereunder; or

                    (iii) may have a significant adverse impact on the business or the financial condition of the Indemnified Party (including a material adverse effect on the tax liabilities, earnings or ongoing business relationships of the Indemnified Party) even if the Indemnified Party pays all indemnification amounts in full.

          10.3.3 Subject to Section 10.3.2, neither Party may settle or compromise any claim for which indemnification is sought under this Agreement without the prior consent of the other Party; provided, however, said consent shall not be unreasonably withheld or delayed.

11.  LIMITATION OF LIABILITY

     11.1 To the fullest extent permitted by law and notwithstanding other provisions of this Agreement, in no event shall a Party, or any of their respective successors or assigns be liable to the other Party, whether in contract, warranty, tort, negligence, strict liability, or otherwise, for special, indirect, incidental, multiple, consequential (excluding replacement power costs and other costs pursuant to Section 4.2, but including lost profits and revenues, and lost business opportunities), or punitive damages, related to or resulting from performance or nonperformance of this Agreement or any activity associated with or arising out of this Agreement. However, this Limitation of Liability shall not apply with respect to claims pursuant to Section 10, or for personal injury, death or property damage asserted by third parties as to which a Party is liable pursuant to the indemnification provisions hereof or otherwise hereunder.

     11.2 The provisions of this Section 11 shall survive any termination, cancellation, or suspension of this Agreement.

12.  INSURANCE

     12.1 Supplier shall maintain at its cost and expense, fire, liability, business interruption, worker's compensation and other forms of insurance relating to the damage, destruction and loss of Supplier's Asset Bundle and facilities. Buyer agrees that it is acceptable for Supplier to self-insure in whole or in part against such risks.

     12.2 If the Asset Bundle is damaged or destroyed in whole or in part by a casualty, whether insured or not, this Agreement shall continue in full force and effect and Supplier shall take all commercially reasonable steps to repair and restore the Asset Bundle and facilities.

     12.3 Every third-party contract of insurance shall be with an insurer qualified to do business in the State of Nevada and with the equivalent of a "Best Rating" of "A" or better and shall include provisions or endorsements

          (i) stating that such insurance is primary insurance with respect to the interest of Buyer and that any insurance maintained by Buyer is excess and not contributory insurance required hereunder;

          (ii) providing that no reduction, cancellation or expiration of the policy shall be effective until ninety (90) days from the date written notice thereof is actually received by Buyer. Upon Supplier's receipt of any notice of reduction, cancellation or expiration, Supplier shall immediately provide written notice thereof to Buyer; and

          (iii) naming Buyer as an additional insured on the general liability insurance policies as its interests may appear with respect to this Agreement.

     12.4 On or before the Effective Date, Supplier shall provide to Buyer, and shall continue to provide to Buyer at least fifteen (15) days prior to the end of each Contract Year, upon any change in coverage, or at the request of Buyer not to exceed once each year, properly executed and current certificates of insurance with respect to all insurance policies required to be maintained by Suppler under this Agreement. Certificates of insurance shall provide the following information:

          (i) the name of insurance company, policy number and expiration date;

          (ii) The coverage required and the limits on each, including the amount of deductibles or self-insured retentions;

          (iii) A statement indicating that Buyer shall receive at least thirty
                (30) days prior written notice of cancellation or expiration of a policy, or reduction of liability limits with respect to a policy; and

          (iv) A statement indicating that Buyer has been named as an additional insured.

          At Buyer's request, not to exceed once each Contract Year, in addition to the foregoing certifications, Supplier shall deliver to Buyer a copy of each insurance policy, certified as a true copy by an authorized representative of the issuing insurance company.

     12.5 Buyer shall have the right to inspect the original policies of insurance applicable to this Agreement at Supplier's place of business during regular business hours.

13.  FORCE MAJEURE

     13.1 Each Party shall have the obligation to operate in accordance with Good Utility Practice at all times.

     13.2 An event of "Force Majeure" shall be defined as any interruption or failure of service or deficiency in the quality or quantity of service or any other failure to perform any of its obligations hereunder to the extent such failure occurs without fault or negligence on the part of that Party and is caused by factors beyond that Party's reasonable control, which by the exercise of reasonable diligence that Party is unable to prevent, avoid, mitigate or overcome, including without limitation:

          (i) acts of God or the public enemy, such as storms, flood, lightning, and earthquakes,

          (ii) failure, threat of failure, or unscheduled withdrawal of facilities from operation for maintenance or repair (excluding such caused by normal wear and tear or manufacturing defects), and including unscheduled transmission and distribution outages,

          (iii)  sabotage of facilities and equipment,

          (iv)   civil disturbance,

          (v)    labor dispute,

          (vi)   action or inaction of a court or public authority, or

          (vii) any other cause of similar nature beyond the reasonable control of that Party.

     13.3 Economic hardship of either Party shall not constitute Force Majeure under this Agreement. Nor shall anything contained in this Section or elsewhere in this Agreement excuse a Party from strict compliance with the obligation of the Parties to comply with the terms of this Agreement relating to timely payments.

     13.4 In the event of a Force Majeure, neither Party shall be considered in default under this Agreement or responsible to the other Party in tort, strict liability, contract or other legal theory for damages of any description, and affected performance obligations shall be extended by a period equal to the term of the resultant delay, but in no event shall exceed the term of the Agreement, provided that the Party relying on a claim of Force Majeure:

          (i) provides prompt written notice of such Force Majeure event to the other Party, giving an estimate of its expected duration and the probable impact on the performance of its obligations hereunder;

          (ii) exercises all reasonable efforts to continue to perform its obligations under this Agreement;

          (iii) expeditiously takes action to correct or cure the event or condition excusing performance so that the suspension of performance is no greater in scope and no longer in duration than is dictated by the problem; provided, however, that settlement of strikes or other labor disputes will be completely within the sole discretion of the Party affected by such strike or labor dispute;

          (iv) exercises all reasonable efforts to mitigate or limit damages to the other Party; and

          (v) provides prompt notice to the other Party of the cessation of the event or condition giving rise to its excuse from performance.

     13.5 Notwithstanding the above provisions, a Force Majeure event shall excuse Supplier from its obligation to deliver the Asset Bundle Capacity pursuant to Section 4 of this Agreement only for the first seven (7) days of the Force Majeure event. After such seven day period, Supplier must either deliver the Asset Bundle

          Capacity at the Point(s) of Delivery or pay liquidated damages pursuant to Section 4.2 of this Agreement.

14.  DISPUTES

     14.1 Any action, claim or dispute which either Party may have against the other arising out of or relating to this Agreement or the transactions contemplated hereunder, or the breach, termination or validity thereof (any such claim or dispute, a "Dispute") shall be submitted in writing to the other Party. The submission of any Dispute shall include a concise statement of the question or issue in dispute, together with a statement listing the relevant facts and documentation that support the claim.

     14.2 The Parties agree to cooperate in good faith to expedite the resolution of any Disputes. Pending resolution of Disputes, the Parties shall proceed diligently with the performance of their obligations under this Agreement.

     14.3 The Parties shall first attempt in good faith to resolve any Dispute. In the event that representatives of the Parties are unable to satisfactorily resolve the Dispute within 30 (thirty) days from the receipt of notice of the Dispute, either Party may by written notice to the other refer the Dispute to their respective senior management or may demand in writing the submission of the Dispute to binding arbitration. In the event a Party refers a Dispute to its senior management, that Party does not waive its right subsequently to demand the submission of the Dispute to binding arbitration. Once a Party demands in writing that a Dispute be submitted to binding arbitration, the Parties expressly select arbitration as the means to resolve Disputes and thereby irrevocably waives their right to a jury trial with respect to any Dispute, subject to the following:

          14.3.1 The request for provisional remedies requesting preservation of the Parties' respective rights and obligations under the Agreement may be resolved by a court of law located in County of the principal office of Buyer.

     14.4 Subject to the restrictions of Section 6.3, nothing in this Agreement shall preclude, or be construed to preclude, any Party from filing a petition or complaint with the FERC or PUCN with respect to any arbitrable claim over which said agency has jurisdiction. In such case, the other Party may request FERC or the PUCN, as applicable, to reject or to waive jurisdiction. If jurisdiction is rejected or waived with respect to all or a portion of the claim, the portion of the claim not so accepted by FERC or the PUCN, as applicable, shall be resolved through arbitration, as provided in this Agreement. To the extent that FERC or the PUCN, as applicable, asserts or accepts jurisdiction over the claim, the decision, finding of fact or order of FERC or the PUCN, as applicable, shall be final and binding, subject to judicial review under the Federal Power Act or Nevada Revised Statutes and subject to the provisions of Section 2.2.2, and any arbitration proceedings that may have commenced with respect to the claim prior to the assertion or acceptance of jurisdiction by FERC or the PUCN, as applicable, shall be terminated.

     14.5 Unless otherwise agreed by the Parties, any arbitration initiated under this Agreement shall be conducted in accordance with the following:

          14.5.1 Arbitrations shall be held within the County of the principal place of business of Buyer.

          14.5.2 Arbitrations shall be conducted in accordance with the "Commercial Arbitration Rules" of the American Arbitration Association ("AAA") then in effect.

          14.5.3 Arbitrations shall be conducted by one neutral arbitrator who shall be selected pursuant to the AAA rules and the following:

                    14.5.3.1 The Parties agree that the list of potential arbitrators provided by the AAA shall, if available, contain 20 candidates, and that at least 50% of the candidates be members of the AAA National Energy Panel.

                    14.5.3.2 The Parties also agree that each will be allowed to strike the names of five candidates, before ranking the remaining candidates and returning the list to the AAA in accordance with the Commercial Arbitration Rules. If the Parties are unable to agree on an arbitrator, such arbitrator shall be appointed by the American Arbitration Association.

                    14.5.3.3 The arbitrator shall not have any current or past substantial business or financial relationships with any party to the arbitration (or their affiliates) and shall not be a vendor, supplier, customer, employee, consultant, or competitor to any of the Parties including their affiliates.

                    14.5.3.4 The arbitrator shall be authorized only to interpret and apply the provisions of this Agreement or any related agreements entered into under this Agreement and shall have no power to modify or change any of the above in any manner. The arbitrator shall have no authority to award punitive or multiple damages or any damages inconsistent with this Agreement. The arbitrator shall within 30 days of the conclusion of the hearing, unless such time is extended by agreement of all Parties, notify the Parties in writing of his or her decision, stating his or her reasons for such decision and separately listing his or her findings of fact and conclusions of law. The decision of the arbitrator rendered in such a proceeding shall be final and binding on the Parties. Judgment on the award may be entered upon it in any court having jurisdiction.

     14.6 The Parties shall proceed with the arbitration expeditiously and the arbitration shall, if possible be concluded, in order that the decision may be rendered within six (6) months after the filing of the demand for arbitration.

     14.7 Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act of the United States, 9 U.S.C. (S)(S) 1 et seq.

     14.8 The award of the arbitrator shall be final and binding on both Parties and may be enforced in any court having jurisdiction over the Party against which enforcement is sought.

     14.9 Expect as otherwise stated herein, each Party shall bear its own expenses, including but not limited to legal fees, except that all expenses associated with the arbitration shall be apportioned in the award of the arbitrator based upon the respective merit of the claims of the Parties.

     14.10 This Agreement shall be interpreted pursuant to the laws of the State of Nevada, as if executed and performed wholly within that state, and the Federal Power Act.

15.  NATURE OF OBLIGATIONS

     15.1 Except where specifically stated in this Agreement to be otherwise, the duties, obligations, and liabilities of the Parties shall be several; not joint or collective. The provisions of this Agreement shall not be construed to create an association, trust, partnership, or joint venture; to impose a trust or partnership duty, obligation, or liability or agency relationship on or with regard to either Party.

     15.2 Nothing in this Agreement nor any action taken hereunder shall be construed to create any duty, liability, or standard of care to any person not a Party to this Agreement. Each Party shall be individually and severally liable for its own obligations under this Agreement.

     15.3 By this Agreement, neither Party dedicates any part of its facilities or the service provided under this Agreement to the public.

16.  SUCCESSORS AND ASSIGNS

     16.1 This Agreement may be assigned, without express written consent of the other Party, as follows:

            16.1.1 Buyer may assign this Agreement or assign or delegate its rights and obligations under this Agreement, in whole or in part, if such assignment is made to an affiliate, parent, subsidiary, successor or any party, provided that such assignee operates all or a portion of the PLR or if such assignment is required by Law or applicable regulations.

            16.1.2 Subject to the requirement that Supplier's assignee fulfills the requirements of this Agreement, including without limitation obligations under Section 3, Supplier may assign this Agreement to an affiliate that directly or indirectly owns at least a fifty percent interest in the Asset Bundle.

     16.2 Supplier may, without the consent of Buyer, assign, transfer, pledge or otherwise dispose of its rights and interests hereunder to a trustee, lending institution, or any

               Person for the purposes of financing or refinancing the Asset Bundle, including upon or pursuant to the exercise of remedies under such financing or refinancing, or by way of assignments, transfers, conveyances of dispositions in lieu thereof; provided, however, that no such assignment or disposition shall relieve or in any way discharge Supplier or such permitted assignee from the performance of its duties and obligations under this Agreement. Buyer agrees to execute and deliver such documents as may be reasonably necessary to accomplish any such assignment, transfer, conveyance, pledge or disposition of rights hereunder for purposes of the financing or refinancing of the Asset Bundle, so long as Buyer's rights under this Agreement are not thereby materially altered, amended, diminished or otherwise impaired.

     16.3 Either Party may, without the consent of the other Party, assign this Agreement to a successor to all or substantially all of the assets of such Party by way of merger, consolidation, sale or otherwise, provided such successor assumes and becomes liable for all of such Party's duties and obligations hereunder.

     16.4 Except as stated above, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by either Party, including by operation of law, without the prior written consent of the other Party, said consent not to be unreasonably withheld. Any assignment of this Agreement in violation of the foregoing shall be, at the option of the non-assigning Party, void.

     16.5 Except as set forth above, no assignment or transfer of rights or obligations under this Agreement by a Party shall relieve said Party from full liability and financial responsibility for the performance thereof after any such transfer or assignment unless and until the transferee or assignee shall agree in writing to assume the obligations and duties of said Party under this Agreement and the other Party has consented in writing to such assumption; said consent not to be unreasonably withheld.

     16.6 This Agreement and all of the provisions hereof are binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns.

17.  REPRESENTATIONS

     17.1      Representations of the Parties. The Parties represent and warrant
               ------------------------------
               each to the other as follows:

               17.1.1    Incorporation. Buyer is a corporation duly
                         -------------
                         incorporated, validly existing and in good standing under the laws of the State of Nevada. Supplier is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Both Buyer and Supplier have all requisite corporate power and authority to own, lease and operate their material assets and properties and to carry on their business as now being conducted.

               17.1.2    Authority.  The Party has full corporate power and
                         ---------
                         authority to execute and deliver this Agreement and, subject to the procurement of applicable regulatory approvals, to carry out the actions required of it by this

                         Agreement. The execution and delivery of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action required on the part of the Party. The Agreement has been duly and validly executed and delivered by the Party and, assuming that it is duly and validly executed and delivered by the other Party, constitutes a legal, valid and binding agreement of the Party.

               17.1.3    Compliance With Law. The Party represents and warrants
                         -------------------
                         that it is not in violation of any applicable Law, or applicable regulation, which violation could reasonably be expected to materially adversely affect the other Party's performance of its obligations under this Agreement. The Party represents and warrants that it will comply with all Laws, and regulations applicable to its compliance with this Agreement, non-compliance with which would reasonably be expected to materially adversely affect either Party's performance of its obligations under this Agreement.

               17.1.4    Representations of Both Parties. The representations in
                         -------------------------------
                         this Section shall continue in full force and effect for the term of this Agreement.

18.  DEFAULT AND REMEDIES

     18.1 An Event of Default hereunder shall be deemed to have occurred upon a Party's (Defaulting Party) failure to comply with any material obligation imposed upon it by this Agreement. Examples of an Event of Default include, but are not limited to the following:

               (i)   Failure to make any payments due under this Agreement;

               (ii) Failure to deliver the Asset Bundle Capacity for a period of thirty days;

               (iii) Failure to follow the directions of a Control Area
                     Operator, ISA, EDU, WSCC, NERC, PUCN, FERC, or any successor thereto where following such directions is required hereunder;

               (iv)  Supplier being in compliance with neither Section 3.1.1 nor
                     Section 3.1.2; and

               (v) Failure of the Guarantor to be in compliance with the terms of the Guarantee delivered under Section 3.1.2.

     18.2      An Event of Default shall be excused:

               18.2.1 In the event such Event of Default was caused by Force Majeure provided that the Party claiming a Force Majeure complies with the requirements of Section 13; and

               18.2.2 In the event such Event of Default was caused by transmission and distribution outages or disruptions.

     18.3 Unless excused, in an Event of Default the Non-Defaulting Party shall be entitled to provide written notice (or verbal notice in case of emergency followed by written notice) of the Event of Default to the Defaulting Party and to specify a cure period, which cure period shall be a minimum of thirty (30) days.

     18.4 If an Event of Default is not cured by the Defaulting Party during the cure period specified by the Non-Defaulting Party, the Non-Defaulting Party shall be entitled to those remedies which are not inconsistent with the terms of this Agreement, including termination and the payment of liquidated damages. A Defaulting Party shall not be liable to the Non-Defaulting Party for any punitive, consequential or incidental damages.

     18.5 Notwithstanding this Section 18, liquidated damages shall be paid to Buyer pursuant to Sections 4.2 and 13.

19.  FACILITY ADDITIONS AND MODIFICATIONS

     19.1 Supplier shall be entitled to make additions and modifications to the Asset Bundle subject to the following:

               19.1.1 To the extent additions and modifications interfere with the operation of the Asset Bundle in providing Energy to Buyer beyond the limits for planned outages set forth in Section 22, liquidated damages shall be paid to Buyer pursuant to Section 4.2.

               19.1.2 Supplier shall use reasonable efforts to minimize any adverse impact on Buyer during the course of making such additions and modifications.

               19.1.3 Such additions and modifications shall be conducted in accordance with Good Utility Practice, and all applicable Laws, regulations and Reliability Criteria.

     19.2 Supplier shall seek Buyer's prior written approval for all Supplier's additions or modifications to the Asset Bundle which might reasonably be expected to have a material adverse effect upon Buyer with respect to operations or performance under this Agreement.

20.  COORDINATION

     20.1 Upon knowledge thereof, each Party shall promptly give notice to the other Party of any labor dispute which is delaying or threatens to delay the timely performance of this Agreement, which shall include a description of the general nature of the dispute.

21.  EMERGENCY CONDITION RESPONSE

     21.1 Buyer and Supplier shall comply with any applicable requirement of any Governmental Authority, NERC, WSCC, ISA, RTO, Control Area Operator, transmission operator, EDU or any successor of any of them, regarding the reduced or increased generation of the Asset Bundle in the event of an emergency condition. Supplier shall not be obligated to deliver the Asset Bundle Capacity, and no liquidated damages shall become due, if generation is reduced in the event of an emergency condition.

     21.2 Each Party shall provide prompt verbal notice to the other Party of any emergency condition.

     21.3 Either Party may take reasonable and necessary action to prevent, avoid or mitigate injury, danger, damage or loss to its own equipment and facilities, or to expedite restoration of service; provided, however, that the Party taking such action shall give the other Party prior notice if at all possible before taking any action.

22.  OUTAGE SCHEDULING

     22.1 Buyer acknowledges that Supplier may not be the operator of the Asset Bundle and may not have direct control over the operation of the Asset Bundle.

     22.2 Supplier shall request that the Operator coordinate with Buyer any inspections, non-forced outages and maintenance of Supplier's Asset Bundle so as to minimize the impact on Buyer under this Agreement.

     22.3      Planned Outages.
               ---------------

               22.3.1 Within sixty (60) days following the Effective Date, Supplier shall provide Buyer with a proposed schedule of planned outages for the period beginning on the date of such proposal through March 1, 2003 ("Contract Period"). The proposed planned outage schedule will designate days for each unit in which the Asset Bundle Capacity will be reduced to zero for such unit. Supplier shall be entitled to designate up to 100 unit-days during the Contract Period. Unit-days may be applied to either unit without limitation. Only whole days, being the 24-hour period commencing at 06:00:00, may be designated for planned outages.

               22.3.2 If all unit-days in Supplier's proposed planned outage schedule fall within the months of February, March and November, then it shall not require Buyer's approval and shall become the final planned outage schedule. To the extent Supplier's proposed planned outage schedule designates unit-days which fall outside such months, the inclusion of such unit-days in the final planned outage schedule shall be subject to Buyer's approval.

               22.3.3 Supplier shall be entitled to amend the final planned outage schedule with either (a) six months prior written notice to Buyer or (b) Buyer's approval, provided however, that to the extent such amendments contemplate planned outage unit-days outside of the months February, March and November, Buyer's approval shall be required in respect of such unit-days.

               23.3.4    In considering whether to grant approval under this
                         Section 22.3, Buyer shall take account of the restrictions and constraints imposed on Supplier under the Co-Tenancy Agreement and the Operating Agreement (both as defined in the Asset Sale Agreement), and Buyer shall not unreasonably withhold or delay its approval.

23.  REPORTS

     23.1 Supplier shall promptly provide Buyer with copies of any orders, decrees, letters or other written communications to or from any Governmental Authority asserting or indicating that Supplier and/or its Asset Bundle is in violation of Laws which relate to Supplier, or operations or maintenance of the Asset Bundle and which may have a material adverse effect on Buyer. Supplier shall use reasonable efforts to keep Buyer apprised of the status of any such matters.

24.  COMMUNICATIONS

     24.1 Supplier's Operating Representatives shall be available 24 hours per day for communications with the Control Area Operator and/or the ISA and Buyer to facilitate the operations contained in this Agreement.

     24.2 Supplier shall, at its expense, maintain and, if reasonably necessary, install real-time communications equipment at the Asset Bundle to maintain communications between personnel on site at the Asset Bundle, Buyer and the Control Area Operator at all times. Supplier shall provide at its expense:

               (i)  Ringdown voice telephone lines, and

               (ii) Equipment to transmit to and receive telecopies from Buyer and the Control Area Operator.

     24.3 Supplier shall immediately report to Buyer any "Abnormal Condition" that has or may occur, and provide all pertinent information, including but not limited to the following:

               24.3.1 A description of the "Abnormal Condition" and the actions to be taken to alleviate the "Abnormal Condition".

               24.3.2 The expected duration including the beginning and ending time of the "Abnormal Condition".

               25.3.3 The amount of any adjustment to the current (real time) level of Energy.

     24.4      Cause of the condition.
               ----------------------

               24.4.1 An "Abnormal Condition" shall include without limitation any conditions that, to Supplier's knowledge, have or are reasonably likely to:

                         (i) Adversely affect Supplier's ability to provide Energy to Buyer.

                         (ii) Cause an unplanned reduction in the rate of
                              delivery of Energy to Buyer.

                         (iii) Cause an unplanned isolation of the Asset Bundle from the transmission system.


     24.5 Supplier shall immediately notify Buyer after such "Abnormal Condition" has been alleviated.

25.  NOTICES

     25.1 All notices hereunder shall, unless specified otherwise, be in writing and shall be addressed, except as otherwise stated herein, to the Parties' as set forth in Exhibit F.

     25.2 All written notices or submittals required by this Agreement shall be sent either by hand-delivery, regular first class U.S. mail, registered or certified U.S. mail postage paid return receipt requested, overnight courier delivery, electronic mail or facsimile transmission and will be effective and deemed to have been received on the date of receipt personally, on the date and time as documented by method of delivery if during normal business hours or on the next succeeding Business Day, or on the third Business Day following deposit with the U.S. mail if sent regular first class U.S. mail.

     25.3 Notices of an Event of Default pursuant to Section 18 and or Force Majeure pursuant to Section 13 may not be sent by regular first class U.S. mail.

     25.4 Any payments required to be made under this Agreement shall be made to the Party as set forth in Exhibit F.

     25.5 Each Party shall have the right to change, at any time upon written notice to the other Party, the name, address and telephone numbers of its representatives under this Agreement for purposes of notices and payments.

26.  MERGER

     26.1 The Agreement contains the entire agreement and understanding between the Parties with respect to all of the subject matter contained herein, thereby merging and superseding all prior agreements and representations by the Parties with respect to such subject matter.

     26.2 In the event of any conflict between this Agreement and the Asset Sale Agreement, the terms of the Asset Sale Agreement shall govern.

27.  HEADINGS

     27.1 The headings or section titles contained in this Agreement are inserted solely for convenience and do not constitute a part of this Agreement between the Parties, nor should they be used to aid in any manner in the construction of this Agreement.

28.  COUNTERPARTS AND INTERPRETATION

     28.1 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

     28.2 In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

     28.3 Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

     28.4 The word "including" in this Agreement shall mean "including without limitation".

29.  SEVERABILITY

     29.1 If any term, provision or condition of this Agreement is held to be invalid, void or unenforceable by a court or Governmental Authority of competent jurisdiction and such holding is subject to no further appeal or judicial review, then such invalid, void, or unenforceable term, provision or condition shall be deemed severed from this Agreement and all remaining terms, provisions and conditions of this Agreement shall continue in full force and effect, unless, however, the effect of the severance would vitiate the intent of the Parties hereto, as determined by either Party in its reasonable discretion.

     29.2 The Parties shall endeavor in good faith to replace such invalid, void, or unenforceable provisions with a valid and enforceable provision which achieves the purposes intended by the Parties to the greatest extent permitted by law.

30.  WAIVERS

     30.1 No failure or delay on the part of a Party in exercising any of its rights under this Agreement or in insisting upon strict performance of provisions of this Agreement, no partial exercise by either Party of any of its rights under this Agreement, and no course of dealing between the Parties shall constitute a waiver of the rights of either Party under this Agreement. Any waiver shall be effective only by a written instrument signed by the Party granting such waiver, and such shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to comply therewith.

31.  AMENDMENTS

     31.1 The Parties shall negotiate in good faith to determine necessary amendments, if any, to this Agreement, provided that in negotiating such amendments the Parties shall attempt, in good faith, to reasonably preserve the bargain initially struck in this Agreement if any Governmental Authority, FERC, any state or the PUCN, implements a change in any Law or applicable regulation that materially affects or is reasonably expected to materially affect Buyer's PLR service under this Agreement.

     31.2 The Parties shall meet to discuss the impact of any changes in Buyer's OATT, or any rule or practice of NERC, WSCC, or any other Governmental Authority on the terms of this Agreement upon request by either Party during the term of this Agreement.

     31.3 In the event that it is deemed necessary to amend this Agreement, the Parties will attempt to agree upon such amendment and will submit such mutually agreed upon amendment(s) to the FERC for filing and acceptance.

     31.4 Amendments to this Agreement shall be in writing and shall be executed by an authorized representative of each Party.

32.  TIME IS OF THE ESSENCE

     32.1 Time is of the essence of this Agreement and in the performance of all of the covenants and conditions hereof.

33   APPROVALS

     33.1 Each Party's performance under this Agreement is subject to the condition that all requisite governmental and regulatory approvals for such performance are obtained in form and substance satisfactory to the other Party in its reasonable discretion. Each Party shall use best efforts to obtain all required approvals and shall exercise due diligence and shall act in good faith to cooperate and assist each other in acquiring any regulatory approval necessary to effectuate this Agreement. Further, the Parties agree to reasonably support the other Party in any associated regulatory proceedings, including by being a witness on behalf of the other Party.

     33.2 This Agreement is made subject to present or future state or federal laws, regulations, or orders properly issued by state or federal bodies having jurisdiction.

     33.3 The Parties hereto agree to execute and deliver promptly, at the expense of the Party requesting such action, any and all other and further instruments, documents and information which may reasonably be necessary or appropriate to give full force and effect to the terms and intent of this Agreement.

34.  PLR SERVICE

     34.1 The Agreement is premised on Buyer providing PLR service. Notwithstanding anything to the contrary contained herein, if Nevada retail electricity restructuring (including retail customer choice of electricity suppliers) is delayed beyond the Effective Date of this Agreement, the Parties shall continue to perform this Agreement in all respects pursuant to the terms and conditions hereof as if Buyer was the PLR and Buyer's retail and wholesale load shall be considered as the TRR. In no event shall the term of the Agreement be extended beyond March 1, 2003.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representative on the date set forth below.


NEVADA POWER COMPANY                     AES MOHAVE, LLC


By:_________________________                By:_________________________

Title:______________________                Title:______________________

Date:_______________________                Date:_______________________

                                   EXHIBITS



EXHIBIT NO.                 DESCRIPTION                               PAGE NO.
-----------                 -----------                               --------



EXHIBIT A     ASSET BUNDLE CAPACITIES                                      A-1


EXHIBIT B     PRICE FLOOR OF ENERGY AND PRICE CEILING                      B-1
              OF ENERGY


EXHIBIT C     EXAMPLE OF SUPPLIER'S MONTHLY INVOICE                        C-1


EXHIBIT D     EXAMPLE OF BUYER'S INVOICE OF REPLACEMENT COSTS              D-1

EXHIBIT E     EXAMPLES OF YEAR END TRUE-UP INVOICE                         E-1

EXHIBIT F     NOTICES, BILLING AND PAYMENT                                 F-1
              INSTRUCTIONS

EXHIBIT G     FORM OF AVAILABILITY NOTICE                                  G-1

EXHIBIT H     BUYER'S WHOLESALE SALES CONTRACTS
              AT THE EFFECTIVE DATE                                        H-1

EXHIBIT I     FORM OF GUARANTEE                                            I-1

                                   EXHIBIT A



                            ASSET BUNDLE CAPACITIES



ASSET BUNDLE:    MOHAVE UNITS



                                 Capacity/1/ (MW-net)
                                 --------------------
Plant & Unit                  Winter              Summer              Fuel
------------                  ------              ------              ----

Mohave/1/ 1                   111.0                111.0              Coal
Mohave/1/ 2                   111.0                111.0              Coal
                              -----                -----
  Total Capacity              222.0                222.0



/1/ The values listed in this Exhibit are the maximum values for Asset Bundle
    Capacities. Asset Bundle Capacities may be adjusted from time to time in accordance with the Agreement.

                                   EXHIBIT B

                                 MOHAVE BUNDLE

               PRICE FLOOR OF ENERGY AND PRICE CEILING OF ENERGY



Energy Prices
-------------

  Price Floor of Energy:        $ 22.65  per MWh

  Price Ceiling of Energy:      $ 33.49  per MWh

                                   EXHIBIT C

                     EXAMPLE OF SUPPLIER'S MONTHLY INVOICE


                       [See attached Excel spreadsheet]

                                    D-1C-1

                                   EXHIBIT D

                EXAMPLE OF BUYER'S INVOICE OF REPLACEMENT COSTS


                       [See attached Excel spreadsheet]

                                  EXHIBIT  E

                      EXAMPLE OF YEAR END TRUE-UP INVOICE

                       [See attached Excel spreadsheet]

                                   EXHIBIT F

                   NOTICES, BILLING AND PAYMENT INSTRUCTIONS


Supplier:
--------

a) Agreement Notices:                   Address: _______________________________
   ------------------
                                                 _______________________________

                                                 _______________________________




                                        Phone:   _______________________________

                                        Fax:     _______________________________


b) Payment Check:                       Address: _______________________________
   --------------
                                                 _______________________________

                                                 _______________________________



c) Payment Wire Transfer:               Bank:    _______________________________
   ----------------------

                                        ABA #:   _______________________________

                                        For: Supplier's Name ___________________

                                        Account No:

                                        For: ___________________________________


d)  Operating Notifications:
    -----------------------

    i)    (Management, if required)

    ii)   Pre-Schedule:  (Phone and Fax Nos.)

          Telephone Number: ____________________________________________________

          Fax Number: __________________________________________________________


    iii)  Real Time  (Phone and Fax Nos.)

          Telephone Number: ____________________________________________________

          Fax Number: __________________________________________________________

   iv)  Monthly Checkout Person:  (Phone and Fax Nos.)

          Telephone Number: ____________________________________________________

          Fax Number: __________________________________________________________


Buyer:
------

a)   Agreement Notices:
     ------------------

     Address ________________________________

     ________________________________________

     ________________________________________

     ________________________________________

     ________________________________________


     Phone __________________________________

     Fax ____________________________________

b)   Invoices:
     ---------

     US Post Office:  (Via Certified Mail)        Overnight Delivery
     ---------------                              ------------------

     Address ________________________________     Address ____________________

     ________________________________________     ____________________________

     ________________________________________     ____________________________

     ________________________________________     ____________________________

     ________________________________________     ____________________________



c)   Schedules:
     ----------

     i)   Pre-Schedule:     Primary Name _____________   Phone ______________

                            Alternate Name ___________   Phone ______________

     ii)  Real Time         Phone:


                            Fax: ____________________________________________


     iii) Monthly Checkout: Phone:

                            Fax: ____________________________________________

                                   EXHIBIT G



                          FORM OF AVAILABILITY NOTICE

                       [See attached Excel Spreadsheet]
                                       )

                                   EXHIBIT H


            BUYER'S WHOLESALE SALES CONTRACTS AT THE EFFECTIVE DATE



----------------------------------------------------------------------------------------------------------------------------------
                                                                                                     Historical Amounts (kWh)
  No.       Party               Contract                   Expiration         Estimated Amounts          1998          1999
=================================================================================================================================
   1.  Lincoln County   Supplemental Power         11/1/2019                 LCPD has not taken         None           None
       Power District   Requirements Contract                                power for the last
                                                                             several years
----------------------------------------------------------------------------------------------------------------------------------
   2.  Boulder City     Supplemental Power         11/1/2019                 5 to 10 MW (summer       8,076,942       2,082,456
                        Requirements Contracts                               only)
----------------------------------------------------------------------------------------------------------------------------------
   3.  Overton Power    Coordination Tariff        Replaces Supplemental     26 MW summer             49,198,105     71,700,473
       District                                    Power Requirements        20 MW winter
                                                   Contract on 6/1/2000.     15 MW spring/fall
                                                   Tariff can be cancelled
                                                   upon 30 days notice.
----------------------------------------------------------------------------------------------------------------------------------
   4.  Needles, CA      Requirements Contract      1/2/2017                  16 MW summer             26,412,967     33,276,159
                                                                             4 MW spring/fall
---------------------------------------------------------------------------------------------------------------------------------
   5.  CRC (BMI)        Coordination Tariff        30 days notice to cancel  9 MW                                    65,586,419*
---------------------------------------------------------------------------------------------------------------------------------


     *  Ten months 1999-2000.

                                   EXHIBIT I

                               FORM OF GUARANTEE



                                   [TO COME]